SHARE PURCHASE AGREEMENT --NORTHLAND ICE GEL INCORPORATED.

     THIS AGREEMENT is dated for September 14, 2000.

     AMONG:

     CRYOPAK INDUSTRIES INC., a British Columbia corporation having an office at 1120 - 625 Howe Street, Vancouver, British Columbia, V6C 2T6

     (the "Purchaser")

                                                               OF THE FIRST PART

     AND:

     RAISON INVESTMENTS INC., a British Columbia corporation having an office at 490 - 789 West Pender Street, British Columbia, V6C 1112

     ("Raison")

                                                              OF THE SECOND PART

     AND:

     CHARN RAI and LISA RAI, both of 913 Henley Street, New-Westminster, British Columbia, V3M 4B9

     (collectively   the   "Guarantor"  or   individually   "Chars"  or  "Lisa",
     respectively)

                                                               OF THE THIRD PART

     WHEREAS:

     A.   Northland Ice owns and operates the Business;

     B.   The Seller owns the Northland Ice Shares;

     C. The Seller has agreed to sell and the Purchaser has agreed to purchase the Northland Ice Shares, subject to the terms and conditions of this Agreement;

     D.   The Guarantor owns and controls Raison;

     E.   Raison owns Northland Packaging;

     F. Raison has agreed to sell all of the shares of Northland Packaging (the "Northland Packaging Shares") to the Purchaser, concurrently with the sale of the Northland Ice Shares;

     G. The Purchaser only wishes to purchase the Northland Packaging Shares and the Northland Ice Shares if purchased concurrently;

     NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties agree as follows:

                                    ARTICLE 1
                         DEFINITIONS AND-INTERPRETATION

Definitions
-----------

1.01 In this Agreement, including its recitals, the following terms will have the following meanings:

     "Accounts Receivable" means all trade accounts receivable of Northland Ice;

     "Adjustment Date" means the date which is one hundred and twenty (120) days following the Closing Date; .

     "Agreement" means this agreement between the Purchaser and the Seller;

     "Assets" means the undertaking and all the property and assets of the Business of every kind and description wheresoever situated including, without linutatiou, the Equipment, all the inventory, the Material Contracts, the Accounts Receivable and other debts owing to Northland Ice, the Intangible Assets, the Goodwill and all cash on hand or on deposit to the credit of Northland Ice on the Closing Date;

     "Audit Date" means the day immediately prior to the Closing Date;

     "Auditors" means Hay and Watson, of Vancouver, British Columbia, or such other firm of chartered accountants which has been appointed as the auditors of the Purchaser at the relevant time;

     "Business" means all aspects of the business presently conducted by Northland Ice;

     "CDNX" means the Canadian Venture Exchange;

     "Closing" means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with Article 8;

     "Closing Date" means September 14, ?000;

     "Collective Agreement" means the agreement dated August 8, 2000 between Northland Ice and I.W.A. Canada, C.L.C. Local No. 2171;

     "Cryopak Shares" means 666,667 common shares without par value in the capital of the Purchaser to be issued by the Purchaser to Raison pursuant to section 2.02 hereof;

     "Debt" means the long term debt plus working capital deficiency of Northland Ice, if any, calculated in accordance with section 2.03(c) hereof, minus working capital, if any, all in accordance with Canadian generally accepted accounting principles; provided that inventory shall be valued at the lower of cost or net realizable value determined on a first in first out basis.

     "EBI'fDA" has the meaning set out in Schedule "A";

     "Equipment" means all machinery, manufacturing equipment, office equipment, furniture, and finnishings used in the Business, including, without limitation, the items more particularly described in Schedule "C", but excluding such items as are owned by Northland Packaging or the Purchaser or Cryopak Corporation;

     "Escrow Agreement" means the escrow agreement in the form attached as Schedule "L", which is to be executed at the Closing;

     "Goodwill" means the goodwill of the Business together with the exclusive tight to the Purchaser to represent itself as carrying on the Business in continuation of Northland Ice subject to the terms hereof, the right to all corporate, operating and trade names associated with the Business, or any variations of such names as part of or in connection with the Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the Business, all necessmy licenses and authorizations and any other rights used in connection with the Business;

     "including" means without limitation or prejudice to the generality of any description, _ definition, term or phrase preceding that word, and the word "include" and its derivative expressions shall be construed accordingly;

     "Intangible Assets" means all of the intangible assets of Northland Ice, including, without limitation, the Goodwill, all trademarks, patents, logos, copyrights, designs, and other intellectual and industrial property, but excluding the Patent and prototypes relying thereon;

     "Material Contracts" means the burden and benefit.of and the right, title and interest of Northland Ice in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which Northland Ice is entitled in connection with the Business whereunder Northland Ice is obligated to pay or entitled to receive the sum of $5,000 or more including, without limiting the generality of the foregoing, any sales agreements, pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, and any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, lawyers or others which cannot be terminated without liability on not more than one month's notice;

     "Northland Packaging" means Northland Custom Packaging Inc.., a private British Columbia corporation having an office at 1055 Derwent Way, Delta, British Columbia;

     "Northland Ice" means Northland Ice Gel Incorporated, a private British Columbia corporation having an office at 1055 Derwent Way, Delta, British Columbia;

     "Northland  Ice  Financial   Statements"  means  the  unaudited   financial
     statements of Northland Ice for the year ended February 29, 2000, true copies of which are attached as Schedule "B";

     "Northland Ice Common Shares" means a total of 108,676 common shares without par value in the capital of Northland Ice owned by Raison, which constitute all of the issued and outstanding common shares in the capital of Northland Ice;

     "Northland Ice Class "A" Preference Shares" means a total of 1,000 Class "A" Preference Shares in the capital of Northland Ice owned by Charn and Lisa, which together with the Class "C" Preference Shares constitute all of the issued and outstanding preference shares in the capital of Northland Ice;

     "Northland Ice Class "C" Preference Shares" means a total of 12,000 Class "C" Preference Shares in the capital of Northland Ice owned by Raison, which together with the Class "A" Preference Shares constitute all of the issued and outstanding preference shares in the capital of Northland Ice;

     "Northland Ice 'Shares" means the Northland Ice Common Shares together with the Northland Ice Class "A" Preference Shares and the Northland Ice Class "C" Preference Shares;

     "Patent" means the patent of the funnel dispenser  registered in the United
     States  Patent  Office  on  September  3,1996  under  registration   number
     5,551,606 (listing Cham Rai and Barry Wertz as inventors);

     "Performance Shares" means 500,000 common shares without par value in the capital of the Purchaser to be issued by the Purchaser to the Seller pursuant to section 2.04 hereof;

     "Place of Closing" means the ogees of Godinho, Sinclair, Suite 1020, 510 Burrard Street, Vancouver, British Columbia, or such other place as the parties may mutually agree upon;

     "Purchaser Financial Statements" means the audited financial statements of the Purchaser for its financial year ended March 31, 2000, true copies of which are attached hereto as Schedule "I";

     "Securities" means collectively the Cryopak Shares and Performance Shares;

     "The Seller" or "the Seller" means, collectively, Raison- Charn and Lisa;

     "Time of Closing" means 9:00 a.m. local time at the Place of Closing on the Closing Date;

Any other terms defused within the text of this Agreement will have the meanings so ascribed to them.

Captions and Section Numbers
----------------------------

1.02 The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

Extended Meanings
-----------------

1.03 The words "hereof', "herein", 'hereunder" and similar expressions used in any clause, paragraph or section of this Agreement will relate to the whole of this Agreement and not to that clause, paragraph or section only, unless otherwise expressly provided

Number and Gender
-----------------

1.04 Whenever the singular or masculine or neuter is used in this Agreement, the same will be construed to mean the plural or feminine or body corporate where the context of this Agreement requires.

Section References and Schedules
--------------------------------

1.05 Any reference to a particular "article", "section" or other subdivision is to the particular article, section or other subdivision of this Agreement and any reference to a. Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate
     Schedule is incorporated into and made part of this Agreement. The Schedules to this Agreement are as follows:

Schedule "A" Definition of EXTDA
Schedule "B" Northland Ice Financial Statements
Schedule "C" Equipment
Schedule "D" Material Contracts
Schedule "E" Accounts Payable and Liabilities
Schedule "F" Permitted Encumbrances
Schedule "G" Purchaser Interim Financial Statements
Schedule "I" Purchaser Financial Statements .
Schedule "J" Labour Matters
Schedule "K" Litigation
Schedule "L" Escrow Agreement
Schedule "M" Options and Warrants
Schedule "N" Obligations and Guarantees

Severability of Clauses
-----------------------

1.06 If any part of this Agreement is declared or held to be invalid for any reason,. such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if thus Agreement had been executed without the invalid portion, and it is hereby declared the intention oaf the parties that this Agreement would have been executed without reference to any portion which mad-, for any reason, be hereafter declared or held to be invalid.

Currency and Exchange Rate
--------------------------

1.07 Unless otherwise specified, all sums referred to herein and all payments to be made hereunder will be in lawful money of Canada.

Collective Terms
----------------

1.08 Any reference in this Agreement to a term with collective meaning shall be read and interpreted as the context may require-

                                    ARTICLE 2
                            PURCHASE AND SALE OF SOS

Sale of Shares
--------------

2.01 (a) Chara agrees to sell to the Purchaser and the Purchaser agrees to purchase from - Cham 500 Northland Ice Class "A" Preference Shares, subject to the terms and conditions of this Agreement

     (b) Lisa agrees to sell to the Purchaser and the Purchaser agrees to purchase from Lisa 500 Northland Ice Class "A7 Preference Shares, subject to the terms and conditions of this Agreement.

     (c) Raison agrees to sell to the Purchaser and the Purchaser agrees to purchase from Raison 108,676 Northland Ice Common Shares and 12,000 Northland Ice Class "C" Preference Shares, subject to the terms and conditions of this Agreement.

Consideration
-------------

2.02 (a) In consideration of the sale of the 50 Northland Ice Class "A" Preference Shares by Churn to the Purchaser, the Purchaser agrees to pay Churn five hundred thousand dollars ($500,000) by certified cheque or bank draft at the Closing;

     (b) in consideration of the sale of the 50 Northland Ice Class "A" Preference Shares by Lisa to the Purchaser, the purchaser-agrees to pay Lisa five hundred thousand dollars ($500,000) by certified cheque or bank draft at the Closing;

     (c) in consideration of the sale of 108,676 Northland Ice Common Shares and 12,000 Northland Ice Class "C" Preference Shares by Raison to the Purchaser, the Purchaser agrees:

          (i) to pay one million two hundred thousand dollars to Raison ($1,200,000) (the "Cash', such amount comprised of one million dollars ($1,000,000) to be paid by ceivfied cheque or bank draft at the Closing and a hold-back of two hundred thousand dollars ($200.000) (the "Hold-back") subject to release and adjustment in accordance with section 2.03;

          (ii) at the Closing to issue to Raison the Cryopak Shares; and

          (iii) at the Closing to issue to Raison the Performance Shares.

Adjustment of Cash due to Debt and Hold-back
--------------------------------------------

2.03 (a) In the event that the Debt is less tha zero, an upward adjustment shall be made to the Cash on a dollar for dollar basis and such additional amount (the "Extra Cash") shall be paid by the Purchaser to Raison as pro-,ided in subsection (c) below.

     (b) In the event that the Debt is greater than zero, a downward adjustment shall be made to the Cash on a dollar for dollar basis, and the amount of such reduction (the "Refund Cash") shall be repaid by Raison to the Purchaser as provided in subsection (c) below.

     (c) The Extra Cash or Refund Cash, as applicable, shall be paid or repaid by certified cheques or bank drafts in accordance with subsections (a) and (b) above on the fifth (M business day following the Adjustment Date. The Hold-back shall be applied to the Refund Cash, if any, gad the balance of the Hold-back, if any, shall be immediately released to liaison. The Refund Cash, if any, shall be increased in order to include simple interest, which shall be calculated for the period from the Closing Date to the actual payment date, inclusive, at the published prime commercial lending rate of the Royal Bank of Canada, downtown Vancouver branch. At the Closing, and effective until the actual payment date, the Hold-back shall be deposited by the Purchaser with the Purchaser's legal counsel, Godinho,

          Sinclair, who shall invest such funds on behalf of the Purchaser in accordance with the reasonable written direction of the Seller, subject to the rules governing the keeping of trust .funds by lawyers in British Columbia. All earned interest on the aforesaid balance of the Hold back shall follow same.

     (d) The Debt shall be calculated as at the close of business ova the Audit Date, and shall be calculated by the Auditors on or before the Adjustment Date, at the SOIe expense of the Purchaser; provided that any Accounts Receivable as of the Audit Date which have not been collected by the Adjustment Date shall be treated as bad debt; and provided further that an accrual shall be recorded as of the Audit Date in respect of the stub period financial statements which are required by the Income 'fax Act of Canada to be prepared in respect of the deemed year end of Northland Ice resulting from the transaction herein, such accrual to cover the cost of Raison's accountants preparing such financial statements and any resulting tax liability; and provided further that the aforesaid bad debts shall be assigned by Northland Ice to Raison, as directed in writing by Raison, who shall use its best efforts to collect such bad debts in such manner as to not unduly cause animosity between Northland Ice and any ongoing customers of Northland Ice; and provided further that the Purchaser shall cause Northland Ice to assist Raison in such collection, while not being responsible for such collection. Raison or its assignee shall retain for its account all such bad debts collected.

     (e) Notwithstanding the foregoing, upon th Debt being calculated as hereinbefore provided, the following adjustments, if any, shall be made to the Debt:

          (i) Debt shall be recalculated such that the required calculations are made in respect of Northland Ice and Northland Packaging together, mutatis mutandis; and

          (ii) any  inter-company   debt  betwee  Northland  Ice  and  Northland
               Packaging shall be considered to be working capital items for the purposes of defining and calculating the Debt.

Performance Shares
------------------

2.04 The Performance Shares will immediately be placed into escrow pursuant to the Escrow Agreement and will be released from escrow in accordance therewith. Until all of the Performance Shares are released or cancelled in accordance with the terms of the Escrow Agreement, Raison and its professional advisors shall be entitled, on reasonable notice and during normal business hours, to review the financial records of Northland Ice and Northland Packaging, as is reasonably necessary from time to time in order for Raison to verify any and all calculations in respect of Raison's entitlement to releases from escrow. Any such review shall be conducted in a confidential manner and Raison covenants to ensure that all information contained within such financial records as are so reviewed is kept confidential until such information enters the public domain through no fault or cause of Raison or its professional advisors, and subject to any disclosure which may properly be made by Raison during any legal or arbitration action which may be commenced by .Raison in order to achieve a release of unreleased Performance Shares. .

Section 85 Rollover
-------------------

2.05 The parties acknowledge and agree that the Seller may, in its absolute discretion, require the filing of an election pursuant to section 85 of the Income Tax. Act, R.S.C. 1985 (5`" Supp.) c.1, as ,amended, (hereinafter "the Act") and, if the Seller requests, the parties will jointly elect pursuant to section 85 to make an election in prescribed manner and in prescribed form and with the "agreed amount" as defined by the Act to be determined in the absolute discretion of the Seller, provided that such agreed amount shall be within the parameters set forth in section 85.

2.06 The Purchaser will, by the Adjustment Date, arrange %ith Cornmunity Savings Credit Union to be in a position to discharge any mortgage and cancel guarantees of the Seller in respect of the two existing loans and the operating line of credit in favour of Northland Ice, which are in the aggregate amount of approximately $360,915 as at September 13, 2000, and, until such discharge, will indemnify the obligants and guarantors in respect of any and all liability arising therefrom. Notwithstanding the foregoin" the Purchaser will use its reasonable best efforts to arrange same at the earliest possible date.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

Representations and Warranties
------------------------------

3.01 Raison, Charn and Lisa jointly and severally acknowledge, represent and warrant to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in completing the transaction contemplated hereby. that, subject to the interpretation, limitations and qualifications set forth in this Article 3:

Northland Ice
-------------

     Corporate Status and Capacity

     (a) Incorporation. Northland Ice is a corporation duly incorporated and validly subsisting under the laws of the Province of British Columbia, and is in good standing with the Registrar of Companies with respect to the filing of annual reports and all other filings;

     (b) Non-Reporting. Northland Ice is not a reporting or public company under the laws of British Columbia or of any other jurisdiction;

     (c) Carrying on Business. Northland Ice carries on business is British Columbia and does not carry on any material business activity in any other jurisdiction other than selling activities. Northland Ice has business offices on Annacis Island,

          British Columbia and in no other locations. Neither the ownership of the Assets nor the nature of the Business requires Northland Ice to register or otherwise be qualified to carry on business in any other jurisdiction;

     (d) Corporate Capacity. Northland Ice has the corporate power, capacity and authority to own the Assets, to carry on the Business and to enter into and complete this Agreement;

Capitalization
--------------

     (e) Authorized Capital. The authorized capital of Northland Ice consists of 10,000,000 common shares, 10,000,000 Class "A" Preference Shares, 1,000,000 Class "B" Preference Shares and 1,000,000 Class "C"Preference Shares;

     (f) Ownership of Shares. The issued and outstanding shares in the capital of Northland Ice are validly issued and outstanding as fully paid and non-assessable shares. Raison is the registered and beneficial owner of the Northland Ice Common Shares and 12,000 Class "C" Preference Shares, free and clear of any and all liens, charges, pledges, and encumbrances. Ch= is the registered and beneficial owner of 500 Class "A" Preference Shares, free and clear of any and all liens, charges, pledges, and encumbrances. Lisa is the registered and beneficial owner of 500 Class "A" Preference Shares, free and clear of any and all liens, charges, pledges, and encumbrances.;

     (g) No Option. No person, farm or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of any of the Northland Ice Shares or for the purchase, subscription or issuance of any of the unissued shares in the capital of Northland Ice;

     (h) Capacity . The Seller has full right, power and authority to enter into this Agreement on the terms and conditions contained herein and to transfer and cause the transfer of full legal, registered and beneficial title and ownership of the Northland Ice Shares to the Purchaser;

     (i) No Restrictions. There are no restrictions on the transfer, sale or other disposition of the Northland Ice Shares contained in the charter documents of Northland Ice (other than approval of the board of directors of Northland Ice), or under any agreement, and the Northland Ice Shares may be freely traded acid transferred to the Purchaser under all applicable laws and regulations;

     Execution and Performance ofAgreernent

     (j) Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transaction contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Seller and this Agreement constitutes a legal, valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms;

     (k)  No Violation or Breach. The performance of this Agreement will not:

          (i) violate the charter documents of Northland Ice or result in any breach of, or default under, any loan agreement; mortgage, deed of trust, or any other agreement to which the Seller or Northland Ice, or any of them, is a party;

          (ii) give any person any right to terminate or cancel any agreement including, without limitation, any of the Material Contracts;

          (iii)result in any materia alteration of Northland Ice's obligations under any agreement to which Northland Ice is a party including, without limitation, the Material Contracts;

          (iv) result in the creatio or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the Assets; or

          (v) violate any court order or decree to which Northland Ice and the Seller or any of them are subject;

     Applicable Laws and Legal Matters

     (1) Licences. Northland Ice holds all licences and permits as are requisite for carrying on the Business in the manner in which it has heretofore been carried on, which licences and permits have been maintained and continue to be in good standing;

     (m) Applicable Laws. Northland Ice has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it the violation of which would have a material adverse effect on Northland Ice, and Northland Ice is not so in breach;

     (n) Litigation. There is no material litigation or administrative or g overnmental proceeding or enquiry pending or threatened against or relating to Northland Ice, the Business, or any of the Assets, except as described in Schedule "K" nor does the Seller have any knowledge of any deliberate act or omission of Northland lee that would form any material basis for any such action, proceeding or enquiry;

     (o) No Bankruptcy. Northland Ice has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against Northland Ice and no order has been made or a resolution passed for the windixtg-up, dissolution or liquidation of Northland Ice;

     (p) Labour Matters. Northland Ice is not a party to any collective agreement relating to the Business with any labour union or other association of employees and no part of the Business has been certified as a unit appropriate for collective bargaining, except as attached as Schedule "P";

     Records and Financial Statements

     {q) Charter Docurnents. The charter documents of Northland Ice have not been altered since the incorporation of Northland Ice, except as disclosed in the minute book of Northland Ice;

     (r) Books and Records. The books and records of Northland Ice fairly and correctly set out anal disclose in all material respects the financial position of Northland Ice, and all material financial and other transactions of Northland Ice relating to the Business, including any and all material contracts and any amendments thereto, have been accurately recorded or filed in such books and records;

     (s) Financial Statements. The Northland Ice Financial Statements are true and correct and present fairly and correctly the assets and liabilities (whether accrued, absolute, contingent or otherwise) of Northland Ice as of the respective dates thereof, and the sales and earnings of the Business during the periods covered thereby, in all material respects, and have been prepared in substantial accordance
          with   generally   accepted   accounting   principles;

     (t) Accounts Receivable. All Accounts Receivable as at the Closing Date are good and collectible without set-off or counterclaim provided that the tern "good and collectible" as used herein is not to be interpreted to mean that the Seller warrants that a particular account receivable will actually be collected and in such instance such non-collection shall not render Northland Ice Financial Statecncms inaccurate nor constitute a breach of the Seller's representations and warranties with respect thereto;

     (u) Liabilities and PMles.- There are no liabilities individually exceeding $5,000, contingent or otherwise, of Northland Ice which are not disclosed in Schedule "L" hereto or reflected in the Northland Ice Financial Statements, and Northland Ice has not guaranteed or agreed to guarantee any debt, liability or other obligation of any person, fun ox corporation, except as disclosed in Schedule "B". Without limiting the generality of the foregoing, all accounts payable of Northland lee, individually exceeding $5,000 and due and owing for more than thirty days, are described in Schedule "E";

     (v) Lone Term Debt. Northland Ice has no material long term debt, except as disclosed in Schedules "E" and "F".

     (w) No Company Debt to Related Parties. Northland Ice is not materially indebted to the Seller, nor to any officer, director or shareholder of the Seller or any family member of the foregoing, nor to any affiliate, director or officer of Northland Ice, except as disclosed in Schedules "E" and "F";

     (x) No Related Pam Debt to Northland Ice. The Seller is not'indebted to or under hmcial obligation to Northland Ice on any account whatsoever, except for advances on account of travel and other expenses not exceeding $1,000 in total;

     (y) No Dividends. No dividends or other distributions on any shares in the capital of Northland Ice have ever been declared but not yet paid;

     (z) No Payments. No payments of any kind have been made or authorized since the date of Northland Ice Financial Statements to or on behalf of the Seller or to ox on behalf of officers, directors, shareholders or employees of Northland Ice or under any management agreements with Northland Ice, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them, except for one bonus authorized by director's resolution dated September 13, 2000;

     (aa) No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting Northland Ice, except as described in Schedule "E";

     (bb) No Adverse Events. Since the latest date of the Northlan Ice Financial
          Statements:

          (i) condition of Northland Ice, its liabilities or the Assets or any damage, loss or other change in circumstances materially affecting Northland Ice, the Business or the Assets or Northland Ice's right to carry on the Business, other than changes a1 the ordinary course of business, none of which has been materially adverse;

          (ii) there has not been any damage, destruction, los or other event (whether or not covered by insurance) materially and adversely affec:fxq, Northland Ice, the Business or the Assets;

          (iii)there has not been any material increase in the compensation payable or to become payable by Northland Ice to the Seller or to any of its officers, employees or agents or any bonus, payment or arrangement made to or with any of them, except as provided herein and as provided by the Collective Agreement;

          (iv) the Business has been and continues to be carried on in the ordinary course;

          (v) Northland Ice has not waived or surrendered any right of material value, .except as disclosed in Schedules " E" and "F"; and

          (vi) no capital expenditures have been authorized or made by Northland Ice, except in the ordinary course of business;

     Income Tax Matters

     (cc) Tax Returns. All tax returns and reports of Northland Ice required by law to be filed have been filed and are substantially true, complete and correct, and any taxes payable in accordance with any return fled by Northland Ice or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid;

     (dd) Current Taxes. Adequate provisions have been made, or will be made, for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the fling of any tax return by, or payment of, any tax, governmental charge or deficiency by Northland Ice. The Seller is not aware of any material contingent tax liabilities or any grounds which would prompt a material reassessment;

The Assets
----------

     Ownership and Condition

     (ee) Business Assets. The Assets comprise all of the property and assets of the Business and none of the Seller nor any other person, firm or corporation owns any assets used by Northland Ice in operating the Business, whether under a lease, rental agreement or other arrangement, except as disclosed in Schedule "F;

     (ff) Title. Northland Ice is the legal and beneficial owner of the Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or outer claims whatsoever, except as disclosed in Schedules "E" and "F";

     (gg) Insurance. Northland Ice maintains a minimum. of $'7,000,000 of product liability inmrauee and a minimum of $5,500,000 of insurance against loss or damage to the Assets and the Business;

     (hh) Material Contracts. The contracts listed in Schedule "D" constitute all of the Material Contracts of Northland Ice;

     (ii) No Default. There has not bee any default in a material obligation of Northland Ice or the Seller to be performed under any of the Material Convaats, each of which is in good standing and in full force and effect and unamended; and the

          Seller is not aware of any default in the obligations of any other party to any of the Material Contracts;

     (jj) No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of Northland Ice, except pursuant to the Collective Agreement. Northland Ice is not obliged to pay benefits or share profits with any employee after termination of employment, except as required by law or pursuant to the Collective Agreement;

     (kk) Inventories. No material portion of the inventories of Northland Ice is obsolete or unsalable in the usual and ordinary course of the operation of the Business and such inventories are in good condition for sale;

     (11) Forward Commitments. All outstanding forward commitments by or on behalf of Northland Ice for the purchase or sale of its inventories have been made in accordance with its normal business custom;

     Equipment

     (mm) Equipment . The Equipment bas been maintained i a manner consistent with that of a prudent owner, is in good operating condition and state of repair, and has no known major, faults;

     Goodwill and Other Assets

     (nn) Goodwill. Northland Ice currently carries on the Busines only under the name "Northland Ice Gel Incorporated" and under no other business ox trade names. Northland Ice has carried on the Business and been known as "Northland Ice", `Northland" and "Northland Group". To the best of the knowledge of the Seller, Northland Ice has the legal right to use its corporate name and trade name, and the Seller is unaware of any names similar to Northland Ice's name -in use in any areas where the Business is conducted. The Seller has no knowledge of any infringement by Northland Ice of any patent, trademark, copyright or trade secret, nor any knowledge of any infringement by others of the intellectual ptoptrs-ty of Northland Ice;

     The Business

     (oo) Maintenance of Business. Since the latest date of the Northland Ice Financial Statements, the Business has been carried on in the ordinary course;

     (pp) No Ownership of Companies. Northland Ice does not own an subsidiary and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm;

     (qq) To the best of the knowledge of the Seller, Northland Ice has conducted, and is conducting, its business in compliance in all material respects with all applicable laws, regulations, rules, by-laws, and other lawful requirements of any governmental, municipal, or regulatory bodies which are applicable to Northland Ice. The Seller is not aware of any legislation, regulation, rule or by-law in force that will render this Agreement, or any part of it, or the representations and warranties of the Seller, or any one of such representations and warranties, invalid or inoperative;

Cryopak Shares and Performance Shares
-------------------------------------

     (rr) The Seller is acquiring . the Securities as principal and no other person, . corporation, firm or other organization will, immediately following the Closing, have a beneficial interest in the Securities; and

     (ss) No person has given to the Seller any undertaking relating to the future price or value of the Securities.

Non-Merger and Survival
-----------------------

3.02 Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a part from any such representation or warrannty) or any investigation made by the Purchaser, the representations and warranties of the Seller shall survive the Closing and will remain in full force and effect for a period of three (3) years thereafter;

Indemnity
---------

3.03 Raison, Charn and Lisa agree to jointly and severally indetxuvfy mid save harmless the Purchaser from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of the Seller to defend any claim as herein provided), resulting from the breach by the Seller of any representation or -A-Arranty of the Seller under this Agreement. The Purchaser will assist with such defence as reasonably required by the Seller, at the Seller's sole cost. Notice of any such indemnified matter must tin promptly given to the Seller and, in order for the indemnity to be effective, the notice must give a reasonable period of time before a defence or response is required to be made lay law. F'w1her, no settlement payment may be made by the purchaser before the Seller has been given the. opportunity to consent to the terms of settlement or, alternatively, assume the defence of such indemnified matter.

Acknowledgements
----------------

3.04 The Seller acknowledges being notified by the Purchaser that:

     (a) No prospectus or offering memorandum has been filed by the Purchaser with the British Columbia Securities Commission or delivered to the Seller in connection with the issuance of the Securities, the issuance is exempted from the prospectus requirement of the Securities Act (British Columbia) (the "Act") or any regulations (the "Regulations") promulgated pursuant to the Act; and

     (b) Unless the Seller is otherwise exempte under the Act or Regulations and the applicable rules or policies of the CDNX, the Securities must be unconditionally held for a period of four (4) months from the date of issue thereof and may thereafter be subject to restrictions or notice requirements under the Act or Regulations upon disposition.

3.05 The Seller acknowledges having received independent legal advice regarding the ai ition. and resale of the Securities under the Act and the Regulations and any other cquist applicable securities laws.

                                    ARTICLE 4
                           GUARANTEE BY CHARN AND LISA

4.01 In consideration of the Purchaser purchasing the Northland Ice Shares from the Seller, the Guarantor hereby unconditionally guarantees to the Purchaser the due and prompt performance by the Seller of the Seller's covenants and obligations herein.

4.02 The Purchaser may from time to time grant extensions of time or other indulgences to the Seller as the Purchaser may see fit, without prejudice to or in any way limiting or lessening the liability of the Guarantor under this guarantee.

4.03 The Purchaser shall not be bound to exhaust its recourse against the Seller before being entitled

                                    ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OE THE PUR91ASER

Representations and Warranties
------------------------------

5.01 The Purchaser acknowledges, represents and warrants to the Seller, with the intent that the Seller will rely thereon in entering into this Agreement and in completing the transaction contemplated hereby, that:

     (a) Incorporation. The Purchaser is a corporation duly incorporated and validly subsisting under the laws of the Province of British Columbia, and is in good standing with the office of the British Columbia Registrar of Companies with respect to the filing of annual reports;


     (b) Corporate Capacity. The Purchaser has the power and capacity to own its assets and to carry on its business as presently being carried on and proposed to be carried on by it, and to enter into this Agreement and to carry out the transactions contemplated hereby. Neither the ownership of its assets nor the nature of its business requires the Purchaser to register or otherwise be qualified to carry on business in any other jurisdiction;

     (c) Authorization and Enforceability. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject to all applicable corporate and securities laws and regulations;

     (d) Authorized and Issued 62ital. The authorized capital of the Purchaser consists of 100,000,000 common shares without par value and 100,000,000 Class "A" Preference shares without par value, of which 1,500 are designated Class "A" Convertible Voting Preference shares, Series I. 19,709,209 common shares are issued and outstanding as at the date of this Agreement. As at the date of this Agreement, - except as described in Schedule "M", no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the issue or allotment of any unissued shares in the capital of the Purchaser or any other security convertible into or exchangeable or exercisable for any such shares or to require. the Purcha.Ser to purchase, redeem, or otherwise acquire any of the issued and outstanding common shares of the Purchaser;

     (e) Stock Exchange Listing. The common shares of the Purchaser are listed and _ posted for trading on the CDNX and the Purchaser will use its rcasonable best efforts to ensure that its common shares ~ continue to be listed and posted for trading on the CDNX or another recognized stock exchange or tracibig system until the time that all of the Performance Shares have either been released or cancelled in accordance with the terms of the Escrow Agreement;

     (f) Litigation . There is no litigation or administrative or governmental proceeding or inquiry pending, or to the knowledge of the Purchaser, threatened against or relating to the Purchaser or its business or any of its assets, nor does the Purchaser know of or have reasonable grounds for believing that there is any basis for any such action, proceeding or inquiries;

     (g) No Bankruptcy. The Purchaser has not committed an act of insolvency, nor has it made any voluntary assignment or proposal under the applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against the Purchaser, nor any order made or resolution passed for the winding up, dissolution, or liquidation of the Purchaser;

     (h) Charter Documents. The charter documents of the Purchaser have not been altered since the incorporation of the Purchaser, except as filed in the record books of the Purchaser,

     (i) Books and Records. The books and records of the Purchaser fairly and correctly set out and disclose in all material respects the financial position of the Purchaser, and all material financial and other transactions of the Purchaser relating to its business, including any and all material contracts and any amendments thereto, have been accurately recorded in such books and records;

     (j) Securities Compliance. The Purchaser is a reporting issuer in British Columbia and Alberta and is not, to the knowledge of the Purchaser, in default or contravention of any of the requirements relating thereto under the securities legislation of such provinces;


     (k) BOR #9817. The Purchaser is presently entitled to rely upon BOR #98/7 of the British Columbia Securities Commission in respect of the shorter four month hold periods; .

     (1) As at the date of this Agreement, the Purchaser owns one material subsidiary, being Cryopak (Canada) Corporation, a British Columbia non-reporting company, which in turn owns Cryopak Corporation, a Nevada non reporting company;

     (m) To the best of the knowIedge of the Purchaser, the Purchaser and its subsidiaries have conducted, and are conducting, their businesses in compliance in all material. respects with all applicable laws, regulations, rules, by-laws, and other lawful requirements of any governmental, municipal, or regulatory bodies which are applicable to the purchaser and its subsidiaries. The Purchaser is not aware of any legislation, regulation, rule or by-law in force, or proposed, that will mader dus Agreement, or any part of it, or the representations and warrantic,<: of the Purchaser, or arty one of such representations and warranties, brvalid or inoperative;

     (n) The audited consolidated balance sheet of the Purchaser as at Match 31, 2000 and the audited consolidated statement of earnings and retained earnings and changes in the financial position of the Purchaser for each of the years ended March 31, 1999 and March 31, 2000, respectively, including all notes thereto, (complete copies of all of which have been presented to the Seller), were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods in respect of which they apply and correctly, truly, accurately and fairly present the assets, liabilities (contingent or otherwise), financial condition, financial position, revenue, earnings (or losses), results of operations and changes in the financial position of the Purchaser, in all material respects, on a consolidated basis at such dates and during the periods covered thereby;

     (o) The unaudited quarterly report and consolidated financial statements of the Purchaser for the financial year quarter ended June 30, 2000 were prepared in accordance with generally accepted accounting principles consistently applied throughout the period is respect of which they apply and, subject. to year-end adjustments in accordance with generally accepted accounting principles, truly, accurately and fairly present the assets, liabilities (contingent or otherwise), financial condition, financial position, revenue, earnings (or losses), results of operations and changes in the financial position of the Purchaser, in all material respects, on a consolidated basis during the quarterly period covered thereby;

     (p) Since the latest dates of the financia statements referred to in subclauses (n) and (o) above, except as disclosed in writing in this Agreement, or in a Schedule to this Agreement:

          (i) there has not been any materially adverse change in the assets, liabilities (contingent or otherwise), business, operations, financial condition, prospects or viability of the Purchaser or any subsidiary of the Purchaser;

          (ii) there has not been any materially adverse change in the capital or indebtedness of the Purchaser, or its subsidiaries, on a consolidated basis and neither the Purchaser nor any of it subsidiaries has received, or been informed, that it will receive any demand for repayment of any such indebtedness;

          (iii)there has not been an adverse material change in the financial position of the Purchaser, or its subsidiaries, on a consolidated basis, and there has not been, nor is there currently contemplated, any material revaluation of any . assets of the Purchaser or any cancellation or modification of airy debt owed to or any waiver or release of any rights or claims held by the Purchaser or any of its subsidiaries (except for canecllations, modifications, waivers or releases in the ordinary course of business which in the aggregate are not material), or any material increase in the age of outstanding accounts receivable, the allowance for doubtful accounts or bad debt losses of the Purchaser or any=of its subsidiaries;

          (iv) the Purchaser may incur additional losses during its financial year quarter ended September 30, 2000;

     (q) The Purchaser will use its best effort to arrange for a discharge of the obligations and guarantees described in Schedule "2V" and, until such discharge, will indemnify the obligants and guarantors in respect of any. and all liability arising therefrom; and

     (r) In the event that Cham's employment with Northland lee or Northland Packaging is terminated for any reason, or he is removed as diiector or officer of Northland Ice or Northland Packaging, such termination will not, in itself, constitute a breach of this Agreement.

Non-Merger and Survival
-----------------------

5.02 Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a part from any such representation or warranty) or any investigation made by the Seller, the representations and warranties of the Purchaser shall survive the Closing and will remain in full force and effect for a period of three (3) years thereafter.

Indemnity
---------

5,03 The Purchaser shall indemnify and save harmless the Seller from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of the Purchaser to defend any claim as herein provided), resulting from the breach by the Purchaser of any representation or warranty of the Purchaser under this Agreement. The Seller will assist with such defence as reasonably required by the Purchaser, at the Purchaser's sole cost.

                                    ARTICLE 6

Patented Funnel Dispenser
-------------------------

6.01 Me parties hereto acknowledge and agree that the Patent is not part of the Assets and that nothing in this Agreement shall be construed to give Northland Ice or the Purchaser any right, title, interest or license to, or in, the Patent and any prototypes thereof.

6.02 The parties hereto agree that neither the Purchaser nor Northland lee has now any right, title or interest in or to the Patent.

                                    ARTICLE 7

Indebtedness to the Seller
--------------------------

7.01 Me Purchaser agrees to cause Northland Ice to pay to the Seller on the fifth (5") business day foIlowing the Adjustment Date (the "Due Date) any bona fide indebtedness as at the Audit Date of Northland Ice to the Seller. For clxcity, it is understood and agreed that suc:la indebtedness, if any, shall nevertheless be included in the calculation of Debt for the purposes of section 2.03. All payments pursuant to this section shall include simple interest, which shall be calculated on the payment amounts from the Due Date to the actual payment date at the published prime commercial lending rate of the Royal Bank of Canada, downtown Vancouver branch.

                                    ARTICLE 8
                                     CLOSING

Closing
-------

8.0 The purchase and sale of the Northland Ice Shares and the other transactions contemplated by this Agreement will be closed at the Place of Closing and Time of Closing in accordance with the closing procedure set out in this Article 8,

Documents to be Delivered by the Seller
---------------------------------------

8.02 On or before the Closing, the Seller will deliver or cause to be delivered to the Purchaser:

     (a) the original or certified copies of the charter documents of Northland Ice and all corporate records documents and insttimtents of Northland Ice, the corporate seal of Northland Ice and all books and accounts of Northland Ice;

     (b) certificates representing the Northland Ice Shares, duly endorsed for transfer to the Purchaser, together writh duly executed share certificates respecting the Northland Ice Shares issued to the Purchaser and recorded in the share register of Northland Ice;

     (c) all reasonable consents or approvals required t be obtained by the Seller and Northland Ice for the purposes of validly transferring the Northland Ice Shares to the Purchaser, and preserving and maintaining the interest of Northland Ice under any and all Material Contracts and in relation to its Assets;

     (d) the opinion of legal counsel to Northland Ice respecting the due incorporation, organization and good standing of Northland Ice and the transfer of the Northland Ice Shares to the Purchaser, in form and substance satisfactory to the Purchaser acting reasonably;

     (e)  the Escrow Agreement, dule executed by the Seller;

     (f) current payout statements from all lenders to which monies are owed by Northland Ice;

     (g) duly signed consent resolutions of the dimctors of Northland Ice, approving the transfer of the Northland Ice Shares to the Purchaser; and


     (h)  duly signed resignations of all directors of Northland Ice.

Documents to be Delivered by Purchaser
--------------------------------------

8.03 On or before the Closing, the Purchaser shall deliver or cause to be delivered to the Seller: (a) a certified resolution of the directors of the Purchaser approving the transaction contemplated hereby; (b) duly authorized and issued certificates representing the Cryopak Shares ; (c) written confirmation from CIBC Mellow Trust in respect of the Performance Shares having been issued and placed into escrow in accordance with the Escrow Agreement; (d) a certified cheque or bank draft in the amount of five hundred thousand dollars ($500,000) payable to Charn Rai; (e) a certified cheque or bank draft in the amount of five hundred thousand dollars ($500,000) payable to Lisa Rai; a certified cheque or bank draft in the amount of one trillion dollars ($1,000,000) payable to Raison
     Investments Inc.; and (g) an originally signed copy of the certificate required by FOR #98/7 in respect of the Securities.

                                    ARTICLE 9
                               GENERAL PROVISIONS

Arbitration
-----------

9.01 All disputes arising out of or in connection with this Agreetxacnt., or in respect of any legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by arbitration administered by the British Columbia International Commercial Arbitration Centre pursuant to its Rules. The place of arbitration shall be Vancouver, British Columbia, Canada.

Notice
------

9.02 Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery or by prepaid single certi$ed or registered mail. Any notice delivered by mail shall be deemed to have been received on the fifth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally shall be deemed to lave been received on the actual date of delivery.

Addresses for Service
---------------------

9.03 The address for service of notice of each of the parties is as follows:

     (a)  Raison:


RAISON INVESTMENTS INC.
c/o Charn Rai
490 - 789 West Pender Street
Vancouver, British Columbia
V6C 1H2

     (b)  Charn:

CHARM RAI
913 Henley Street
New Westminster, British Columbia
V3M 4B9

     (c)  Lisa:

LISA RAI
913 Henley Street
New Westminster, British Columbia
V3M 4B9

     (d)  the Purchaser:

CRYOPAK INDUSTRIES INC.
Suite 1120 -- 625 Howe Street
Vancouver, British Columbia
V6C 2T6.

Attention: John F. Morgan, Director

Change of Address
-----------------

9.04 Any party may, by notice to the other parties change its address for notice to some other address in Canada or the United States and will so change its address for notice whenever the existing address or notice ceases to be adequate for delivery by hand. A post office box may not be used as an address for service.

Further Assurances
------------------

9.05 Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

Time of the Essence
-------------------

9.06 Time is expressly declared to be of the essence of this Agreement.

Entire Agreement
----------------

9.07 The provisions contained herein, including the schedules hereto, constitute the entire agreement among the Seller and the Purchaser respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among the Seller and the Purchaser with respect to the subject matter hereof.

Expenses
--------

9.08 Each party hereto shall bear its own expenses in connection with the preparation of this Agreement and the completion of the transactions contemplated hereby.

Enurement
---------

9.09 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Assignment
----------

9.10 This Agreement is not assignable by any party without the prior written consent of the other patties, which consent may be unreasonably or arbitrarily withheld.

Counterparts
------------

9.11 This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agrccment by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

Headnotes
---------

9.12 The headnotes used in this Agreement are for convenience only and shall have no bearing upon the legal interpretation of this Agreement

     IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

                                                         CRYOPAK INDUSTRIES INC.

                                                               /s/ Harry Bygdnes
                                                               -----------------
                                                        Harry Bygdnes, President

                                                         RAISON INVESTMENTS INC.

                                                                   /s/ Charn Rai
                                                                   -------------
                                                            Charn Rai, President

/s/ ________________                                                /s/ Lisa Rai
Witness

                                  Schedule "A"

To the Share Purchase Agreement between Cryopak Industries Inc., Raison Investments Inc., Charn Rai and Lisa Rai dated September 14, 2000


                              Definition of EBITDA

"EBITDA" means earnings (computed according to Canadian generally accepted accounting principles) on a consolidated basis for Northland Packaging and Northland Ice before interest, taxes, depreciation and amortization, exclusive of revenues from the manufacture and sale of CRYOPAK(TM) and exclusive of all expenses directly attributable to such revenues;

"CRYOPAK(TM)" means the Purchaser's patented flexible ice product.

For the purposes of the EBITDA definition only:

1. Northland Packaging and Northland Ice shall be the only companies within the corporate group to carry on the ice gel and custom packaging businesses, as is presently the case; and

2. Unless approval is given by Charn, such approval not to be unreasonably withheld, management salaries and management consulting fees of Northland Packaging and Northland Ice will be for Charn and Raj Gill only.

                                  Schedule "B"

To the Share Purchase Agreement between Cryopak Industries Inc., Raison Investments Inc., Charn Rai and Lisa Rai dated September 14, 2000


                       Northland Ice Financial Statements

See attached financial statements as of February 29, 2000.

                                  Schedule "C"

To the Share Purchase Agreement between Cryopak Industries Inc., Raison Investments Inc., Charn Rai and Lisa Rai dated September 14, 2000



                                    Equipment

1. see attached "Major Machinery Asset List".

2. see attached "Fixed Asset Continuity Schedule".

                                  Schedule "D"

To the Share Purchase Agreement between Cryopak Industries Inc., Raison Investments Inc., Charn Rai and Lisa Rai dated September 14, 2000



                               Material Contracts

1.  Collective   Bargaining  Agreement  dated  August  8,  2000.

2. Employment agreements with each of Charn and Raj Gill, dated the date hereof.

3. The main operating loan of Northland Ice is in the form of an August, 1999 line of credit with a $400,000 maximum. The lender is the Community Savings Credit Union. Draw downs carry interest at a rate prime plus 1.5%. It is secured by a mortgage against the Rai home. Mr. and Mrs. Rai are the personal guarantors.

4. Northland Ice is the debtor under a 1999 term loan from the Community Savings Credit Union. It is in the amount of $100,000 plus interest at prime plus 1.25%. This loan is secured by a Commercial Security Agreement, (copy of letter and first page attached and marked "6").

5. A $15,000.00 loan at prime plus 1.5% with a two year term was made by the Community Savings Credit Union on December 21, 1999. A copy of the first page of the Commercial Promissory Note governing that loan is attached and marked "7".

6. Attached as "8" is a copy of the first page of the December 21, 1999 Commercial Security Agreement that secures the above-mentioned loan. It attaches to the two pieces of equipment specifically mentioned on it.

7. the current security agreement(s), (ie both general and specific), for each situation in which Northland Ice is the debtor/mortgagor/lessee:

     (i) October 1995 "all "PAAP" general collateral registration in favour of the Community Savings Credit Union. It expires in 2002. A copy of the PPR print out in respect of this registration is attached and marked "9";

     (ii) November 13, 1997 "all present [but not after-acquired] property" general collateral registration in favour of the Community Savings Credit Union. It expires in 2003. As well, two specific pieces of equipment, (a Mitsubishi forklift and a Clark forklift), were also listed as vehicle collateral. A copy of the PPR print out in respect of this registration is attached and marked "10";

     (iii) December 1997 vehicle registration (1998 Nissan Pathfinder) in favour of Jim Pattison Industries Ltd. It expires in 2002. A copy of the PPR print out in respect of this registration is attached and marked "11";

     (iv) September 1998 telecommunications equipment lease in favour of Telecom Leasing Canada (TLC) Limited. It expires in 2004. A copy of the PPR print out in respect of this registration is attached and marked "12";

     (v) September 1998 "all PAAP" general collateral registration in favour of the North Shore Credit Union. It expires in 2004. Northland Ice is the co-debtor along with Northland Packaging. A copy of the PPR print out in respect of this registration is attached and marked "13";

     (vi) September 1998 specific equipment collateral list in favour of Copelco Capital Ltd. (The Purchaser is the co-debtor along with Northland Ice). It expires in 2001. A copy of the PPR print out in respect of this registration is attached and marked "14";

     (vii) January 28, 1999 all present and after acquired gel packaging system[s] collateral registration in favour of the North Shore Credit Union. It expires in 2004. Northland Ice is the co-debtor along with Northland Packaging. A copy of the PPR print out in respect of this registration is attached and marked "15";

     (viii) July 7, 1999 specific equipment collateral list in favour of Nathional Leasing Group Inc. It expires in 2002. The equipment in question is a standard container and two installed vents. A copy of the PPR print out in respect of this registration is attached and marked "16";

     (ix) December 16, 1999 specific equipment collateral list in favour of Community Credit Union. It expires in 2001. The equipment in question is a "sealer and markem." A copy of the PPR print out in respect of this registration is attached and marked "17".

                                  Schedule "E"

To the Share Purchase Agreement between Cryopak Industries Inc., Raison Investments Inc., Charn Rai and Lisa Rai dated September 14, 2000



                        Accounts Payable and Liabilities

1. Up-to-date list of Accounts  Payables and Long Term  Liabilities of Northland
Ice

     See attached one page annotated "Vendor Aged Summary as at 8/17/00 list, (marked "21"), as well as the above described security registrations on Schedule "D" hereof.

2. Material Waivers or Surrenders

     (a) Collective  Bargaining Agreement dated August 8, 2000.
     (b) See security agreements disclosed in Schedule "D".

                                  Schedule "F"

     To the Share Purchase Agreement between Cryopak Industries Inc., Raison Investments Inc., Charn Rai and Lisa Rai dated September 14, 2000




                             Permitted Encumbrances

1. see above listed security agreements in Schedule "D".

2. Certain assets used by Northland Ice are owned by Northland Packaging.

3. Certain assets used by Northland Ice are owned by the Purchaser or Cryopak Corporation.

                                  Schedule "G"

To the Share Purchase Agreement between Cryopak Industries Inc., Raison Investments Inc., Charn Rai and Lisa Rai dated September 14, 2000



                     Purchaser Interim Financial Statements

See attached financial statements as of June 30, 2000.

                                  Schedule "I"

To the Share Purchase Agreement between Cryopak Industries Inc., Raison Investments Inc., Charn Rai and Lisa Rai dated September 14, 2000



                         Purchaser Financial Statements

See attached financial statements as of March 31, 2000.

                                  Schedule "J"

To the Share Purchase Agreement between Cryopak Industries Inc., Raison Investments Inc., Charn Rai and Lisa Rai dated September 14, 2000



                                 Labour Matters

Collective Bargaining Agreement dated August 8, 2000, between Northland Ice and the I.W.A. Canada, C.L.C. Local No. 2171.

                                  Schedule "K"

To the Share Purchase Agreement between Cryopak Industries Inc., Raison Investments Inc., Charn Rai and Lisa Rai dated September 14, 2000




                                   Litigation

None.

                                  Schedule "L"

To the Share Purchase Agreement between Cryopak Industries Inc., Raison Investments Inc., Charn Rai and Lisa Rai dated September 14, 2000



                                Escrow Agreement

See attached.

                                  Schedule "M"

To the Share Purchase Agreement between Cryopak Industries Inc., Raison Investments Inc., Charn Rai and Lisa Rai dated September 14, 2000


                              Options and Warrants

1. Incentive stock options to purchase up to 3,085,000 common shares at various prices between $0.52 and $0.86;

2. 1999 Stock Option Plan, which authorized the granting of incentive stock options to purchase up to 3,585,800 common shares at prices in compliance with the policies of the CDNX, of which 160,000 options are available to be granted.

3. Share purchase warrants to purchase up to 222,000 common shares at various prices between $ 1.00 and $ 1.15;

4. Purchase rights in respect of the purchase of up to 2,000,000 common shares at a price of $0.75 per share, subject to certain performance criteria in respect of the holder of such rights generating certain sales revenue for the Purchaser.

5. Debt of $3,637,500 convertible into up to 1,980,416 units, each unit comprised of one common share and one-half non-transferable share purchase warrant, each full warrant exercisable for one common share.

                                  Schedule "N"

To the Share Purchase Agreement between Cryopak Industries Inc., Raison Investments Inc., Charn Rai and Lisa Rai dated September 14, 2000



                           Obligations and Guarantees

Nothing other than as disclosed in the previous schedules.